Exhibit 99.1

Viking Therapeutics Reports Third Quarter 2020 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

•	Phase 2b VOYAGE Study Evaluating VK2809 for the Treatment of NASH Ongoing

•	Phase 1 Trial Evaluating VK0214 for the Treatment of X-ALD Underway

•	Balance Sheet Remains Strong; Quarter-End Cash Approximately $255 Million

SAN DIEGO, October 28, 2020 -- Viking Therapeutics, Inc. (Viking) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the third quarter and nine months ended September 30, 2020, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter Ended September 30, 2020:

“The third quarter at Viking was highlighted by continued pipeline progress, with enrollment now ongoing in two important clinical programs,” stated Brian Lian, Ph.D., chief executive officer of Viking Therapeutics.  “The Phase 2b VOYAGE study of our lead NASH program, VK2809, continues and we anticipate completion of enrollment in the first half of 2021.  In addition, at the EASL conference in August, we presented new data from the prior 12-week study of VK2809, demonstrating consistent liver fat reductions across high risk subgroups, as well as durable efficacy maintained four weeks after completion of dosing.  With respect to our VK0214 program for X-linked adrenoleukodystrophy, we are excited to have moved this important program into the clinic, with the announcement of a Phase 1 SAD/MAD study in healthy subjects.  Pending successful completion, in 2021 we plan to initiate a Phase 1b study in patients with X-ALD.  Both of these clinical trials continue to advance despite disruptions resulting from the COVID-19 pandemic.  Finally, to support both of these programs, we continue to judiciously manage our balance sheet and ended the quarter with $255 million in cash.”

Pipeline and Corporate Highlights

•

Phase 2b VOYAGE study of VK2809 in biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis continues.  VK2809 is an orally available small molecule agonist of the thyroid hormone receptor that possesses selectivity for liver tissue, as well as the beta receptor subtype, and has demonstrated promising therapeutic potential in a range of lipid disorders, including NASH.  The company’s ongoing Phase 2b VOYAGE trial is a randomized, double-blind, placebo-controlled, multicenter study designed to assess the efficacy, safety and tolerability of VK2809 in patients with biopsy-confirmed NASH and fibrosis ranging from stages F1 to F3.  The study is targeting enrollment of approximately 340 patients across five treatment arms: 1.0 mg daily; 2.5 mg daily; 5.0 mg every other day; 10.0 mg every other day; and placebo.  The primary endpoint of the study will evaluate the relative change in liver fat content, as assessed by magnetic resonance imaging, proton density fat fraction (MRI-PDFF) from baseline to Week 12 in subjects treated with VK2809, as compared to placebo.  Secondary objectives include evaluation of histologic changes assessed by hepatic biopsy after 52 weeks of dosing.

Despite disruption from the coronavirus pandemic, the majority of our U.S. clinical sites are open for enrollment.  The company plans to expand the number of clinical sites over the next few months to include over 80 U.S. clinical sites and more than 90 sites globally.  The company anticipates completion of enrollment in the first half of 2021.

•

New data from VK2809 Phase 2 trial highlighted during podium presentation at EASL 2020.  New data from the company’s prior 12-week Phase 2 study evaluating VK2809 in the treatment of non-alcoholic fatty liver disease and hypercholesterolemia were highlighted during an oral presentation at the 2020 EASL meeting.  The newly reported data demonstrated that patients treated with VK2809 experienced highly durable, statistically significant reductions in liver fat content that were maintained at Week 16, four weeks after completion of dosing in the 12-week study.  The results showed that among VK2809-treated patients, the median reduction in liver fat content was 45.4% at Week 16, compared to an 18.7% reduction for placebo (p=0.0053).  Additionally, at Week 16, 70.4% of all VK2809-treated patients maintained a response, defined as experiencing ≥ 30% relative reduction from baseline in liver fat content (p=0.0083). Of note, 100% of patients receiving 5 mg daily doses of VK2809 maintained a response at Week 16.

Additionally, new analyses of Week 12 study results demonstrated significant reductions in liver fat content among patients receiving VK2809 as compared to placebo regardless of the presence of common risk factors for NASH, including baseline levels of alanine aminotransferase (ALT) above the upper limit of normal (ALT > xULN), body mass index (BMI) ≥ 30, hypertension and Hispanic ethnicity.

The overall results from this study, including these new durability data, as well as the observed consistent efficacy across high risk subgroups, provide strong rationale for further development of VK2809 in the setting of NASH, and may indicate opportunities for multiple dosing strategies, including chronic, intermittent, or the potential cycling of treatment modalities.

•

Initiated Phase 1 trial evaluating VK0214 for the treatment of X-ALD.  VK0214 is a novel, orally available thyroid receptor beta agonist being evaluated as a potential treatment for X-linked adrenoleukodystrophy (X-ALD), a devastating disease for which there is currently no therapeutic treatment.  To date, findings from in vitro and in vivo studies have demonstrated that administration of VK0214 results in a significant reduction of very long chain fatty acids in both plasma and tissue, key biomarkers of disease, suggesting a potential therapeutic benefit.

During the third quarter, the company advanced this program into clinical development by initiating a Phase 1 first-in-human trial.  The Phase 1 trial is a randomized, double-blind, placebo-controlled, single ascending dose (SAD) and multiple ascending dose (MAD) study in healthy subjects. The primary objectives of the study include evaluation of the safety, tolerability, and pharmacokinetics of single and multiple oral doses of VK0214, as well as the identification of VK0214 doses for further clinical development in the setting of X-ALD.  Upon successful completion of the SAD/MAD study, the company plans in 2021 to advance this program into a proof-of-concept trial in patients with X-ALD.

•	Balance sheet remains strong with over $255 million in cash. Viking completed the third quarter of 2020 with $255.3 million in cash, cash equivalents and short-term investments.

•	Upcoming investor events. Viking management will participate in the following upcoming investor events:

Stifel 2020 Healthcare Conference
Dates: November 16 - 18, 2020

Virtual Format

H.C. Wainwright BIOCONNECT 2021 Conference

Dates: January 11 - 14, 2021

Virtual Format

10th Annual SVB Leerink Global Healthcare Conference
Dates: February 23 - 25, 2021
Format TBD

Raymond James 2021 Institutional Investors Conference
Dates: March 1 - 3, 2021
Virtual Format

Third Quarter and First Nine Months of 2020 Financial Highlights

Research and development expenses for the three months ended September 30, 2020 were $7.1 million compared to $5.3 million for the same period in 2019.  The increase was primarily due to increased expenses related to clinical studies, salaries and benefits and stock-based compensation, partially offset by decreased expenses related to pre-clinical studies and services provided by third-party consultants.

General and administrative expenses for the three months ended September 30, 2020 were $2.7 million compared to $2.2 million for the same period in 2019.  The increase was primarily due to increased expenses related to stock-based compensation, salaries and benefits and insurance expenses, partially offset by decreased expenses related to legal services and travel.

For the three months ended September 30, 2020, Viking reported a net loss of $9.3 million, or $0.13 per share, compared to a net loss of $5.7 million, or $0.08 per share, in the corresponding period in 2019.  The increase in net loss and net loss per share for the three months ended September 30, 2020 was primarily due to the increases in research and development and general and administrative expenses noted previously, as well as decreased interest income due to the decline in interest rates throughout the third quarter of 2020 as compared to prevailing interest rates during the third quarter of 2019.

First Nine Months Ended September 30, 2020 and 2019

Research and development expenses for the nine months ended September 30, 2020 were $22.9 million compared to $17.1 million for the same period in 2019.  The increase was primarily due to increased expenses related to clinical studies, manufacturing for the company’s drug candidates, salaries and benefits and stock-based compensation, partially offset by decreased expenses related to services provided by third-party consultants and pre-clinical studies.

General and administrative expenses for the nine months ended September 30, 2020 were $8.5 million compared to $6.7 million for the same period in 2019.  The increase was primarily due to increased expenses related to stock-based compensation, salaries and benefits and insurance expenses, partially offset by decreased expenses related to services provided by third-party consultants, professional fees and travel.

For the nine months ended September 30, 2020, Viking reported a net loss of $28.5 million, or $0.39 per share, compared to a net loss of $18.3 million, or $0.25 per share, in the corresponding period in 2019.  The increase in net loss and net loss per share for the nine months ended September 30, 2020 was primarily due to the increases in research and development and general and administrative expenses noted previously, as well as decreased interest income due to the decline in interest rates throughout the first nine months of 2020 as compared to prevailing interest rates during the first nine months of 2019.

Balance Sheet as of September 30, 2020

At September 30, 2020, Viking held cash, cash equivalents and short-term investments of $255.3 million compared to $275.6 million as of December 31, 2019.

Conference Call

Management will host a conference call to discuss the company’s third quarter 2020 financial results today at 4:30 pm Eastern.  To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S.  In addition, following the completion of the call, a telephone replay will be accessible until November 4, 2020 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S.

and entering conference ID #10148182.  Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking’s website at http://ir.vikingtherapeutics.com/webcasts.  An archive of the webcast will also be available on the Webcasts page of the company’s website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel, orally available, first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders.  Viking’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives.  The company's clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, which is currently being evaluated in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis.  In a Phase 2 trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo.  The company is also developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD).  VK0214 is currently being evaluated in a Phase 1 first-in-human clinical trial.  The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including those noted above, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com. Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its development activities, timelines and milestones, including the company’s expected timing for the potential initiation and completion of clinical studies in X-ALD for VK0214 and plans for completion of the company’s VOYAGE Phase 2b study, as well as the company's goals and plans regarding VK0214, VK2809 and their respective prospects. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2809 and VK0214; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; risks related to the COVID-19 pandemic; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2019, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	7,116	5,279	22,882	17,108
General and administrative	2,727	2,160	8,514	6,706
Total operating expenses	9,843	7,439	31,396	23,814
Loss from operations	(9,843)	(7,439)	(31,396)	(23,814)
Other income (expense):
Amortization of financing costs	(20)	(40)	(85)	(100)
Interest income, net	576	1,742	2,920	5,581
Realized gain (loss) on investments, net	(1)	6	14	4
Total other income, net	555	1,708	2,849	5,485
Net loss	(9,288)	(5,731)	(28,547)	(18,329)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	(379)	(82)	(58)	580
Comprehensive loss	$(9,667)	$(5,813)	$(28,605)	$(17,749)

Basic and diluted net loss per common share	$(0.13)	$(0.08)	$(0.39)	$(0.25)
Weighted-average shares used to compute basic and diluted net loss per share	72,643	72,040	72,496	71,907

Viking Therapeutics, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,870	$8,377
Short-term investments – available for sale	251,434	267,261
Prepaid clinical trial and preclinical study costs	7,120	7,458
Prepaid expenses and other current assets	710	405
Total current assets	263,134	283,501
Right-of-use assets	392	598
Deferred public offering and other financing costs	68	128
Deposits	29	29
Total assets	$263,623	$284,256
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,756	$2,431
Other accrued liabilities	6,636	4,044
Lease liability, current	323	302
Total current liabilities	9,715	6,777
Lease liability, net of current portion	115	360
Total long-term liabilities	115	360
Total liabilities	9,830	7,137
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at September 30, 2020 and December 31, 2019; no shares issued and outstanding at September 30, 2020 and December 31, 2019	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at September 30, 2020 and December 31, 2019; 72,921,472 and 72,413,602 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	1	1
Additional paid-in capital	411,082	405,803
Accumulated deficit	(157,244)	(128,697)
Accumulated other comprehensive income (loss)	(46)	12
Total stockholders’ equity	253,793	277,119
Total liabilities and stockholders’ equity	$263,623	$284,256

Contacts:

Viking Therapeutics

Michael Morneau

858-704-4660

mmorneau@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com